UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2014

SOVEREIGN LITHIUM, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54233	20-8602410
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

999 18th Street, Suite 3000 Denver, Colorado	80202
(Address of Principal Executive Offices)	(Zip Code)

(303) 952-0455
(Registrants telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

Termination of GeoXplor Option Agreement

Sovereign Lithium, Inc. (the “Issuer”) has terminated its option to acquire certain unpatented mineral claims in and around Esmeralda County, Nevada (the "Clayton Valley Property") under the mineral option property agreement (the "GeoXplor Option Agreement") dated June 13, 2012, among GeoXplor Corporation ("GeoXplor") and the Issuer. The termination of the GeoXplor Option Agreement was effective as of April 10, 2014. The Issuer no longer has any rights or interests in the Clayton Valley Property and has no future obligations related to the Clayton Valley Property or to GeoXplor.

There is no material relationship between the Issuer and GeoXplor.

Termination of Wallach Option Agreement

The Issuert has terminated its option to acquire a 60% interest in certain mineral claims in and around Trail, British Columbia (the "Bear Creek Property") under the mineral option property agreement (the "GeoExplor Option Agreement") dated June 7 2012 and effective as of April 29, 2012, among 0911325 B.C. Ltd.,  ("Wallach") and the Issuer. The termination of the Wallach Option Agreement was effective as of April 10, 2014. The Company no longer has any rights or interests in the Bear Creek Property and has no future obligations related to the Bear Creek Property or to Wallach.

There is no material relationship between the Issuer and Wallach.

Circumstances Surrounding Termination

In March of 2014, the auditors of Sovereign required the Issuer substantially write-down the value of its interest in the Clayton Valley Property and Bear Creek Property in the Issuer’s annual financial statements.  The Issuer believes as a result it will not be able to raise the capital it needs to fulfill its committed obligations under these option agreements.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is furnished as part of this report on Form 8-K:

99.1	Press release of the Company on April 10, 2014 disclosing termination of option agreements.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sovereign Lithium, Inc. a Delaware Corporation

Dated: April 10, 2014	By:
Felipe Pimienta Barrios, Chief Executive Officer